SWH S. W. Hatfield, CPA
certified public accountants — Use our past to assist your future

Exhibit 16.1

October 30, 2007

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On October 30, 2007, S. W. Hatfield, CPA (Firm) received notification, via www.secinfo.com, of a Form 8-K filed by Network Capital, Inc. (Company) (SEC File #000-32155, CIK #1129279) reporting an Item 4.01 - Change in Registrant's Certifying Accountant and our termination as auditor for the Company, effective October 18, 2007.

We note that this third-party notification was the first communication the Firm received related to this matter.

Pursuant to the disclosure requirements of the U. S. Securities and Exchange Commission, we confirm the following information excluded from the filing:

> "No accountant's report on the financial statements, issued by SWHCPA, for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern.
>
> During the Company's two most recent fiscal years (ended March 31, 2006 and 2005) and from April 1, 2006 to the date of this Report, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during the Company's two most recent fiscal years (ended March 31, 2006 and 2005) and from April 1, 2006 to the date of this Report."

Otherwise, we have no disagreements with the statements made in the Form 8-K, Item 4.01 disclosures filed on October 30, 2007.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas

214.342.9635
800 244 0639
f 214 342 9601
swhcpa@aol.com

9002 Green Oaks Circle,
2nd Floor
Dallas, Texas 75243-7212